BACCHUS LAW GROUP	1511 West 40th Avenue
Vancouver, BC V6M 1V7
Corporate & Securities Law	Tel 604.732.4804
Fax 604.408.5177

October 6, 2006

Securities and Exchange Commission
100 F Street, North East
Washington, D. C. 20549

Gentlemen:

Re:	Acting Scout Inc.

Please be advised that, I have reached the following conclusions regarding the above offering:

1.

ACTING SCOUT INC. (the "Company") is a duly and legally organized and existing Nevada state corporation, with its registered office located at 502 East John Street, Carson City, Nevada 89706 and its principal place of business located at PH1-989 Beatty Street, Vancouver, British Columbia, V6Z 3C2. The Articles of Incorporation and corporate registration fees were submitted to the Office of the Secretary of State of Nevada and filed with the office on April 25, 2006. The Company's existence and form is valid and legal pursuant to the representation above.

2.

The Company is a fully and duly incorporated Nevada corporate entity. The Company has one class of common stock at this time. It also has one class of preferred stock. Neither the articles of incorporation, bylaws, and amendments thereto, nor subsequent resolutions change the non-assessable characteristics of the Company's common stock. The 3,000,000 shares of common stock previously issued by the Company to Blair Law (the “Selling Shareholder”) are in legal form and in compliance with the laws of the State of Nevada, and are legally issued, fully paid and non-assessable. In addition, I am of the opinion that the shares to be sold by the Selling Shareholder pursuant to this Registration Statement are validly issued, fully paid and non-assessable shares of the Company's common stock.

3.	The Company's outstanding shares are all common shares. There are no liquidation preference rights held by the Shareholder upon voluntary or involuntary liquidation of the Company.

4.	By directors’ resolution, the Company has authorized the issuance of up to 6,000,000 shares of common stock.

5.

The Company's Articles of Incorporation presently provide the authority to the Company to issue 20,000,000 shares of Common Stock, $0.0001 par value. Therefore, the Board of Directors’ Resolutions which authorized the issuance for sale of up to 6,000,000 shares of common stock was within the authority of the Company’s directors and the shares, when issued, will be validly issued, fully paid and non-assessable.

I hereby consent to being named in the Form SB-2 Registration Statement as having rendered the foregoing opinion. I also consent to the filing of this opinion as an Exhibit to the Registration Statement.

Yours truly,

BACCHUS LAW GROUP

Per:

/S/ Penny O. Green
Penny O. Green
Barrister, Solicitor & Attorney
Member, Washington State Bar
Association
Member, Law Society of BC